Exhibit 3.2

CERTIFICATE OF CORRECTION

TO THE
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF
WARREN RESOURCES, INC.

FILED IN THE OFFICE OF THE SECRETARY
OFTHE STATE OF DELAWARE
ON DECEMBER 10, 2002

WARREN RESOURCES, INC. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.               The name of the Corporation is Warren Resources, Inc.

2.               A Certificate of Designation, Preferences and Rights for Series A 8% Cumulative Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on December 10, 2002, and that the Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law f the State of Delaware.

3.              The inaccuracy or defect in the Certificate of Designation to be corrected is as follows: (i) as filed, the Certificate of Designation states that “pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation of the Corporation and the provisions of Section 151(a) of the General Corporation Law of the State of Delaware, the Board approved a series of Preferred Stock to consist of 2,100,000 shares,” but in fact the Board approved a series of Preferred Stock to consist of 6,100,000 shares of the authorized and unissued shares of Preferred Stock, par value $.0001 per share, be established as Series A 8% Cumulative Convertible Preferred Stock, and (ii) the language set forth in the first WHEREAS paragraph and Section 1 should be modified accordingly as hereinafter set forth in this Certificate of Correction.

4.              The first WHEREAS paragraph and Section 1 of the Certificate of Designation are corrected to read as follows:

“RESOLVED, that, pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation of the Corporation and the provisions of Section 151(a) of the General Corporation Law of the State of Delaware, a series of Preferred Stock, to consist of 6,100,000 shares of the authorized and unissued shares of Preferred Stock, par value $.0001 per share, be, and the same hereby is, established, and the issuance of the shares thereunder authorized, such series to have the powers, preferences, rights, qualifications, limitations, restrictions and designation, as follows:

1. Designation and Number. The designation of the series of Preferred Stock authorized by this resolution shall be “Series A 8% Cumulative Convertible Preferred Stock” (the “Convertible Preferred Stock”) and the number of shares constituting the series shall be 6,100,000, to be issued as whole shares only, and not in fractional shares.”

IN WITNESS WHEREOF, Warren Resources, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by David E. Fleming, its Senior Vice President, General Counsel and Secretary, this 30th day of May 2003.

WARREN RESOURCES, INC.

By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President, General Counsel & Secretary